                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into by and between INTERLAND, INC., a Georgia corporation having its principal executive offices located at the business address of 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 (the "COMPANY"), and TIFFANI D. BOVA, an individual residing at 13926 Addison Street, Sherman Oaks, CA 91423 ("EXECUTIVE"). Company and Executive enter into this Agreement as of the date they each have signed it, but the Agreement shall be effective as of the date established pursuant to Section 2.1, below.

         WHEREAS, Company desires to employ Executive as the Vice President Sales and Marketing - Resellers Channel as of August 5, 2002, and whereas the parties wish to establish certain terms and conditions of such employment by entering into this Agreement; and

         WHEREAS, Executive desires such employment with Company on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

         1. Employment; Regular Compensation. Company agrees to employ Executive as Vice President Sales and Marketing - Resellers Channel, and Executive agrees to serve in such capacity on the terms and conditions set forth in this Agreement. Company shall pay Executive an initial base salary (the "BASE SALARY") as set forth in Company's offer letter dated July 12, 2002 and attached hereto as EXHIBIT 1. The Base Salary is expressed as an annual amount solely for reference purposes, and shall be payable to Executive on a bi-weekly basis. In its sole discretion, the Company may change Executive's compensation.

         2.       Effective Date; Indefinite Term.

                  2.1 This Agreement shall be deemed in full force and effect as of the date it is executed by the parties below, along with the execution of any exhibits hereto;

                  2.2 This Agreement has an indefinite term, and Executive's employment by Company hereunder may be terminated at will by either party at any time, with or without Cause (as defined in Section 6.1, below) or any reason, voluntary or involuntary, and with or without prior notice. Certain provisions of this Agreement, however, as more fully set forth in Section 5, below, provide for the payment of benefits to Executive upon the specified circumstances of termination of Executive's employment with Company, and certain other provisions, as more fully set forth below in Section 11, below, may continue in effect beyond the date of such termination. Executive expressly acknowledges and agrees that employment with Company is on an "at will" basis, and that this Agreement does not provide a guarantee of continued employment, notwithstanding any other provision in this Agreement.

         3. Duties. Executive shall report to Joel Kocher, Chairman and Chief Executive Officer, or such other individual as may be designated from time to time by Joel Kocher or the Board of Directors (the "BOARD"). Executive shall faithfully and diligently perform all such acts


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and duties, and furnish such services, as are assigned to Executive by Joel
Kocher, Chairman and Chief Executive Officer, or such other individual as may be designated by Joel Kocher or the Board.

         4. Efforts; Conflicts of Interest. During Executive's employment by Company, Executive shall devote his full business time and efforts to Company and its business during normal business hours, and shall safeguard and promote its lawful interests. During Executive's employment by Company, Executive shall not, either directly or indirectly, engage in or enter into any business or perform any services for any other person, firm, association, or corporation that conflicts with Executive's efforts to Company or with Company's business interests, except for: (a) serving on the board of directors of any other entity that is not in competition with Company (subject to Company's approval, which shall not be unreasonably withheld or delayed); (b) activities approved in writing in advance by Joel Kocher or the Board, which approval shall not be unreasonably withheld or delayed; or (c) passive investments in entities that do not involve Executive providing any advice or services to the businesses in which the investments are made, or which do not violate Company policy, including without limitation any policy relating to conflicts of interest or business ethics.

5.       Benefits Upon Termination of Employment.

                  5.1 By Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by Company for Cause or by Executive Without Good Reason (as defined in Section 6.5, below), then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; and (b) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable. Under such circumstances, no further payments or benefits (except as otherwise required by law) shall be provided to Executive. The terms "Cause" and "Without Good Reason" shall have the meaning set forth in Section 6, below.

                  5.2 By Company for Nonperformance Due to Disability. If Executive's employment is terminated by Company for Nonperformance Due to Disability, then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; (b) Company shall provide Executive with such other payments and benefits as may be permitted under the Company's short- or long-term disability plans, to the extent applicable, and subject to the terms and conditions of such plans, including without limitation any eligibility requirements; and (c) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable. The term "Nonperformance Due to Disability" shall have the meaning set forth in
Section 6, below.

                  5.3 By Company Other Than for Cause or by Executive for Good Reason. If Executive's employment is terminated by Company other than for Cause or by Executive for Good Reason (as defined in Section 6.3, below), then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid


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


Base Salary through such termination date; (b) Company shall pay to Executive any earned but unpaid incentive compensation or bonuses through the termination date, subject to the terms of the applicable bonus plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; (c) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable; and
(d) Company shall pay to Executive, as severance benefits, an amount equal to 6 months of Base Salary (the "SEVERANCE BENEFITS"). The Severance Benefits shall be paid in a lump sum, as soon as practicable following such termination date, subject to the following conditions: (x) Executive shall execute a written, complete waiver and release of all claims relating to Company, or Executive's employment by Company or any termination thereof, within any applicable consideration or execution periods and in a form that is acceptable to Company; and (y) subject to confirmation by Company that Executive does not later revoke such waiver and release of claims within any revocation period required by applicable law.

                  5.4 Death of Executive. In the event of Executive's death, Executive's employment and all other obligations hereunder shall automatically terminate and the Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that Company shall pay to Executive's estate: (a) Executive's Base Salary through the end of the calendar month in which Executive's death occurs; (b) Executive's earned but unpaid incentive compensation or bonuses through the date of Executive's death, subject to the terms and conditions of the applicable Bonus Plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; and (c) Company shall permit Executive's heirs to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable and allowed by law and subject to the terms of such plans.

                  5.5 Benefits Continuation. Upon termination of Executive's employment, Company shall permit Executive and, if applicable, Executive's family members, to continue to participate in Company's employee benefits plans, to the extent required or allowed by law and subject to the terms of such plans and applicable law.


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


         6.       Definitions.

                  6.1 "CAUSE" shall mean termination of Executive's employment by Company for one or more of the following reasons: (a) Executive has breached or threatens to breach a fiduciary duty owed to Company; (b) Executive has engaged or threatens to engage in dishonesty, fraud, gross negligence, willful malfeasance or other acts of misconduct in the performance of Executive's duties or during the course of Executive's employment; (c) upon the willful and continued failure by Executive substantially to perform Executive's duties with the Company (other than by reason of Nonperformance Due to Disability as defined below); (d) Executive has willfully violated or threatens to violate Company policies, or has willfully violated or threatens to violate any law, rule or regulation (other than traffic violations or similar offenses) which result in material injury to Company; or (e) Executive has violated or threatens to violate the terms of Sections 4, 7, or 8 of this Agreement or the material terms of the Confidentiality and Non-Competition Agreement, or any other material breach of this Agreement.

                  6.2 "DISABILITY" shall have the meaning ascribed to such term or its variations, such as "Disabled," in Company's long-term disability plan, or in the absence of such plan, a meaning consistent with the definition of permanent and total disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

                  6.3 "GOOD REASON" shall mean that one or more of the following events has occurred and, after giving Company written notice of the occurrence and of Executive's intention to resign from employment and Company not curing the event within 30 days of receipt of such written notice: (a) a substantial adverse change in Executive's duties or responsibilities, without Executive's consent; (b) a reduction in Executive's Base Salary (at the annualized rate), without Executive's consent, by more than 25%; or (c) a relocation of Executive's principal place of employment by more than a 50 mile radius surrounding Atlanta, Georgia, without Executive's consent.

                  6.4 "NONPERFORMANCE DUE TO DISABILITY" shall mean that, if because of Disability, Executive is unable to perform the essential functions of Executive's job, with or without reasonable accommodation, for a period of 30 consecutive days in any calendar year.

                  6.5 "WITHOUT GOOD REASON" shall mean termination or resignation of Executive's employment by Executive other than for Good Reason.

         7. Non-Disparagement. Executive shall not at any time make false, misleading or disparaging statements about the Company, its parent, subsidiaries or affiliates, including any of their products, services, management, directors, officers, employees, and customers.

         8. Confidential Information and Covenants Not to Compete. The parties agree that Executive's services to Company are of a unique value and that confidential and proprietary information about Company has been or will be obtained by, disclosed or otherwise made available to Executive as a result of Executive's employment with Company. Accordingly, as a condition to Executive's employment, Executive and Company also are entering into the


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Confidentiality, Invention Assignment, and Non-Competition Agreement attached hereto as EXHIBIT 2 (the "CONFIDENTIALITY AND NON-COMPETITION AGREEMENT").

         9. Dispute Resolution Process. All disputes between Executive and Company that otherwise could be resolved in court shall be resolved instead by the following alternative dispute resolution process (the "PROCESS").

                  9.1 Disputes Covered. This Process applies to all disputes between Executive and Company, including those arising out of or related to this Agreement or Executive's employment by Company. Disputes subject to this Process include but are not limited to pay disputes, contract disputes, legal disputes, wrongful termination disputes, and discrimination, harassment or civil rights disputes. This Process applies to disputes Executive may have with Company and also applies to disputes Executive may have with any of Company's employees or agents so long as the person with whom Executive has the dispute is also bound by or consents to this Process. This Process applies regardless of when the dispute arises and will remain in effect after Executive's employment with Company ends, regardless of the reason it ends. This Process does not apply, however, to any workers' compensation or unemployment compensation claims, to the extent applicable under the circumstances.

                  9.2 Negotiation and Mediation. Executive and Company agree to attempt to resolve all disputes first by direct negotiations. If direct negotiations are not successful, the parties shall then use mediation. They shall first attempt to agree upon a mediator. If unable to agree upon a mediator, the parties shall request and conduct mediation under the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any mediation sessions shall be held in Atlanta, Georgia. Temporary or interim injunctive relief may be sought without mediating first. Any failure to mediate shall not affect the validity of an arbitration award or the obligation to arbitrate.

                  9.3 Arbitration. If the dispute is not resolved through negotiation and mediation, the parties shall request, and either party may demand, arbitration pursuant to the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any arbitration hearing shall be held in Atlanta, Georgia. The decision of the arbitrator shall be final and binding on the parties and on all persons and entities claiming through the parties. Submission of their dispute to arbitration shall be the exclusive means for resolving the dispute, to the exclusion of any trial by a court or jury. All disputes that are not resolved by agreement (in mediation or otherwise) shall be determined by binding arbitration.

                  9.4 Injunctive Relief. Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after mediation or arbitration is commenced. The temporary or interim relief shall remain in effect pending the outcome of mediation or arbitration. No such request shall be a waiver of the right to submit any dispute to mediation or arbitration.

                  9.5 Employment Status. This Process does not affect the status of the employment relationship between the parties, which as stated above in Section 2.2 shall be "at


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will;" nor does this Process guarantee continued employment by the Company, require discharge only for cause, or require any particular corrective action or discharge procedures.

         10. Notification. Executive hereby authorizes the Company, or any of its employees or designated representatives or counsel, to notify Executive's actual or future employers or any governmental agency of any terms of this Agreement or the Confidentiality and Non-Competition Agreement and Executive's responsibilities or obligations hereunder.

         11. Severability; Survival of Provisions. If any part of this Agreement or any part of the Confidentiality and Non-Competition Agreement is held by any legal authority to be unenforceable or is severed by any legal authority, the remainder of such agreement shall be enforced to the maximum extent allowed by applicable law. Certain provisions of this Agreement, including confidential information and covenants not to compete (Section 8), dispute resolution process (Section 9), notification (Sections 10 and 21), and governing law (Section 18) of this Agreement, and all of the provisions of the Confidentiality and Non-Competition Agreement, shall survive after any such legal determination, after Executive's employment by Company ends regardless of the reason it ends, and shall be enforceable regardless of any such determination or any claim Executive may have against Company.

         12. Relief for Breach. Because any breach or threatened breach by Executive of Sections 4, 7, and 8 of this Agreement or of the Confidentiality and Non-Competition Agreement would result in continuing material and irreparable harm to Company, and because it would be difficult or impossible to establish the full monetary value of such damage, Company shall be entitled to injunctive relief in the event of any such breach or threatened breach by Executive. Injunctive relief is in addition to any other available remedy, including termination of this Agreement and damages. In the event of any threatened breach of this Agreement by Executive, Company may suspend any payment of Base Salary, incentives, bonuses, Severance Benefits and other compensation due to Executive under this Agreement and, if Executive has breached this Agreement, any remaining amounts to be paid under this Agreement shall be forfeited. In the event of any breach or threatened breach by either party which results in court-ordered relief, the breaching party shall reimburse the non-breaching party for its reasonable attorneys' fees and other expenses incurred to obtain such relief.

         13. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

         14. Binding Effect. This Agreement is binding upon the parties and their personal representatives, heirs, successors and permitted assigns.

         15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

         16. Complete Agreement. This Agreement, together with the attached Confidentiality and Non-Competition Agreement, is the final and complete expression of the parties(1) agreement


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

relating to Executive's employment by the Company. Without limiting the foregoing, this Agreement replaces and supersedes any prior employment agreements between Executive and Company, or its parent, subsidiaries, predecessors or affiliates, and each party to this Agreement hereby releases and holds harmless the other party from any obligations or liability with respect thereto. The parties acknowledge and agree that they are not entering into this Agreement in reliance on anything not set out in this Agreement. This Agreement shall control over any inconsistent policies or procedures of Company affecting Executive's employment, whether in effect now or adopted later, but Company's policies and procedures that are consistent with this Agreement, whether in effect now or adopted later, shall apply to Executive's employment according to the terms thereof.

         17. Payroll Withholding. All payments of Base Salary, incentives, bonuses, Severance Benefits and other compensation payable to Executive pursuant to this Agreement or otherwise shall be subject to the customary withholding for income taxes as determined appropriate by the Company, and shall be subject to other withholdings or deductions as required with respect to such compensation paid by a corporation to any employee.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the provisions thereof relating to choice of laws. Each party hereby irrevocably (a) consents to the jurisdiction and venue for any legal action with the state courts in Fulton County, Georgia and federal courts in the Northern District of Georgia, Atlanta Division, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue; and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. These provisions do not give any party a right to proceed in court in violation of the Dispute Resolution Process under Section 9, above.

         19. Successors And Assigns. All rights and duties of Company under this Agreement shall be binding on and inure to the benefit of its successors, assigns or any company which purchases or otherwise acquires it or all or substantially all of its operating assets by any method. This Agreement shall not be assignable by Executive other than the right to receive benefits being passed by will or by the laws of descent and distribution.

         20. Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter and may not be amended except by an instrument in writing signed by both parties; it shall not be amended orally or by course of dealing.

         21. Notices. All notices required or permitted under this Agreement shall be in writing and may be personally served or mailed by registered or certified U.S. mail, postage prepaid and addressed as follows:

         If to Company:               Interland, Inc.
                                      303 Peachtree Center Avenue
                                      Suite 500
                                      Atlanta, Georgia 30303


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          If to Executive:                       Tiffani D. Bova
                                                 13926 Addison Street
                                                 Sherman Oaks, CA 91423

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and 3 business days after the date of mailing, if mailed by registered or certified mail, return receipt requested.

INTERLAND, INC.                              EXECUTIVE


By:   /s/ Sid Ferrales                        /a/ Tiffani D. Bova
    ----------------------------             -----------------------------

Name:   Sid Ferrales                         Name: Tiffani D. Bova
      --------------------------
Title:   SVP - Human Resources               Date:     8-5-02
    ----------------------------             -----------------------------

Date   7-25-02
    ----------------------------



                REVIEWED INLD
                  LEGAL
                   JBW


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                                    EXHIBIT 1

 July 12, 2002



Tiffani D. Bova
13926 Addison Street
Sherman Oaks, CA 91423

Re:      Offer of Employment

Dear Tiffani:

On behalf of Interland, I am pleased to offer you the position of Vice President Sales and Marketing - Resellers Channel, reporting to Joel Kocher, CEO and Chairman of the Board. Your anticipated start date is Monday, August 5, 2002 ("Start Date"), unless otherwise approved by Interland in advance. The following highlights the essential terms of your employment, which will become final once you have accepted this offer.

You will have the opportunity to enter into an employment agreement with Interland. Your Employment Agreement and appointment as an officer will be subject to final approval by the Board of Directors. Your base salary will be $6,538.46 per bi-weekly pay period based on an annual salary of $170,000. Your Total Target Compensation (TTC) will be comprised of a 60/40 split, base to commission, of $283,333.33. Your Q4FY02 incentive for August and your Q1FY03 incentive will be guaranteed upon achievement of MBO's established by you and Joel Kocher with an approximate value of $28,333.00 at plan. You will also be granted an option to purchase 130,000 shares of Interland, Inc. stock. The grant will be effective the later of the date approved by the Board of Directors, or your Start Date.

Within ten days of your start date, you will receive a one time sign-on bonus in the amount of $25,000.00 (less appropriate taxes and withholdings). Your sign-on bonus is subject to repayment in full if you resign your employment within six
(6) months from your start date. Payment of your starting bonus is contingent upon your execution of our standard form necessary to evidence your 6-month repayment obligation.

To assist you with your relocation from Sherman Oaks, CA we will offer you a relocation package as outlined in the enclosed Relocation Summary. We will provide up to 6 months temporary housing for a one bedroom apartment, and the cost of shipping one vehicle to Atlanta. We will also pay for the cost of the commuting flights during the six month period booked through Interland's travel agency. Your relocation expenses may be subject to repayment if you resign your employment within twelve (12) months after your start date. Please note that the expenses paid by Interland will be considered as compensation on your W-2 at the end of the year. We suggest you consult your tax advisor for further details.


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Interland offers a variety of health care plans and other benefits programs to eligible team members and their dependents. Additional information concerning these plans and programs will be provided to you upon your start date.

This offer is contingent upon completion of references checks and approval by the Board of Directors. In addition, your employment is subject to completion of all aspects of our standard application and hiring processes for new team members. We also will need you to provide us with documentation that you are legally authorized to work in the United States. Further, we will require that you execute our standard new team member forms, including, but not limited to, a Confidentiality Agreement, and an acknowledgment with respect to Interland's Employment Policy Manual.

Our offer of employment will remain open until close of business on Monday, July 22, 2002. Please acknowledge your receipt of this letter and desire to begin work on your anticipated start date by signing where indicated below, and then responding by immediately returning this signed letter by fax under cover letter to me at (404) 260-2505. If I do not receive such a response from you by Monday, July 22, 2002, this offer will be withdrawn.

This letter is not a contract of employment. Further, the length or duration of your employment is not guaranteed. In accordance with our policies, your employment with us will be on an "at-will" basis, meaning that both you and we have the right to end your employment at any time, for any reason, with or without cause or prior notice.

Please call me at (404) 260-2675 if you have any questions about your offer of employment.

We are excited that you will be joining the Interland team!

Sincerely,

/s/ Sid Ferrales

Sid Ferrales

Senior Vice President and Chief Human Resource Officer
Interland
Fax: (404) 260-2505
Phone: (404) 260-2675


I hereby acknowledge receipt of this offer letter, accept the terms, and express my intent to begin work on the anticipated start date set forth above.

By: /s/  Tiffani Bova                           Date: 8/5/02
    --------------------------------------            --------------------------
    Tiffani Bova


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